UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2024

CleanSpark, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-39187	87-0449945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10624 S. Eastern Ave. Suite A - 638
Henderson, Nevada	89052
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 989-7692

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CLSK	The Nasdaq Stock Market LLC

Redeemable warrants, each exercisable for 0.069593885 shares of common stock at an exercise price of $165.24 per whole share	CLSKW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

This Current Report on Form 8-K is being filed to provide further information regarding the circumstances surrounding the trading halt of the securities of CleanSpark, Inc. (the “Company”) imposed by the Nasdaq Stock Market (“Nasdaq”) beginning on November 7, 2024, which was lifted with respect to the Company’s common stock (Nasdaq: CLSK) on November 11, 2024. The trading halt of the Company’s warrants (Nasdaq: CLSKW) (the “Warrants”) remains in effect. As previously disclosed in the Company’s press release dated November 8, 2024, the trading halt did not result from any issue associated with the Company’s business, operations, or financial statements.

The Warrants were originally issued by GRIID Infrastructure Inc. ("GRIID") and converted into CleanSpark warrants in connection with the Company's acquisition of GRIID on October 30, 2024. In connection with the consummation of the acquisition of GRIID, and pursuant to the terms of the merger agreement and the warrant agreement under which the Warrants were originally issued, the Warrants were to be adjusted to reflect the merger exchange ratio of 0.069593885 of a share of the Company's common stock for each share of GRIID common stock. As a result, (i) the outstanding 13,800,000 Warrants were to represent the right to purchase an aggregate of 960,395 shares of the Company's common stock (at the ratio of 0.069593885 of a share per Warrant) at an exercise price of $165.24 for each full share and (ii) approximately 14 Warrants are entitled to acquire one full share of the Company’s common stock.

The Form 8-A initially filed with the Securities and Exchange Commission on October 31, 2024 and the accompanying warrant agreement, however, with respect to the Warrants indicated that each Warrant would be exercisable for one share of the Company’s common stock (rather than 0.069593885 of the Company’s common stock), based upon an inaccurate determination that the number of Warrants, rather than the number of shares underlying the Warrants, would be adjusted to reflect the exchange ratio. In addition, during certain communications with Nasdaq in connection with the listing application of the Warrants, the Company stated that, at the time of listing, there would be approximately 979,800 Warrants outstanding (rather than that there would be 13,800,000 Warrants to purchase approximately 979,800 shares). That calculation was based on the anticipated merger exchange ratio at the time of the communication between the Company and Nasdaq. Although all of the disclosures and communications accurately indicated that the Warrants were to be exercisable for an aggregate of 960,395 shares of the Company’s common stock, such communications and disclosures did not reflect that 13,800,000 Warrants would continue to be outstanding following the GRIID acquisition, each exercisable for a fraction of a share of the Company’s common stock.

On November 7, 2024, the Company became aware of what it perceived to be an unusually high level of trading activity in the Warrants. The Company, together with outside counsel and its transfer agent, reviewed the public disclosure and the information that had been provided to Nasdaq, and identified the error. The Company promptly alerted Nasdaq of the issue and requested a trading halt solely of the Warrants. Representatives of Nasdaq then advised counsel to the Company that it would be imposing a trading halt not only for the Warrants, but also for the Company’s common stock while Nasdaq gathered sufficient information regarding the error.

As noted above, following multiple communications between the Company and its counsel and Nasdaq on November 7, 8 and 11, 2024, and the filing of an amended and restated warrant agreement and Form 8-A/A on November 8, 2024 to correct the error, the trading halt of the Company’s common stock was lifted on November 11, 2024.

The information contained in the Form 8-A/A filed by the Company on November 8, 2024 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEANSPARK, INC.

Date: November 15, 2024	By:	/s/ Zachary Bradford
Name: Zachary Bradford Title: Chief Executive Officer